Exhibit 10.4

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 10, 2007 (as so amended and restated, this "Agreement"), between OPTIONABLE, INC., a Delaware corporation ("Employer"), and KEVIN P. CASSIDY ("Employee").

                              W I T N E S S E T H:

                  WHEREAS, Employer is engaged in the business of providing trading and brokerage services to brokerage firms, financial institutions, energy traders, and hedge funds, and developing an automated electronic trading system;

                  WHEREAS, Employer and Employee are the parties to an Employment Agreement dated as of October 30, 2005 (the "Original Agreement");

                  WHEREAS, Employer and Employee wish to set forth certain amendments to, and restate, the Original Employment Agreement effective as of April 10, 2007; and

                  WHEREAS, Employee seeks to continue to be employed by Employer and Employer seeks to continue to so engage Employee as its Chief Executive Officer and Vice Chairman upon the terms and conditions of this Agreement as so amended and restated;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows.

         1. Employment. Employer agrees to employ Employee and Employee accepts employment with Employer, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. Employer hereby employs Employee and Employee hereby accepts employment for a term commencing on October 30, 2005 (the "Commencement Date"), and expiring on that date five (5) years after the Commencement Date, unless sooner terminated as hereinafter provided (the "Employment Period"). This Agreement shall be renewable for succeeding terms, if any (each of the Employment Period and each successive term of employment hereunder, a "Term") only by written agreement by Employer and Employee entered into within thirty (30) days prior to the expiration of the then current Term. In the absence of such renewal, this Agreement shall terminate at the end of the then current Term.

         3. Duties During Employment. Employee shall be employed by Employer during each Term as its Chief Executive Officer. As soon as practicable after the execution and delivery of this agreement, the Board of Directors shall vote on the election of Employee as a Director of Employer.

         In carrying out his duties under this Agreement, Employee shall have such powers and duties usually incident to the office of Chief Executive Officer. Employee shall have authority do such acts and to make such contracts as are necessary or proper to carry on the business of Employer, including but not limited to:

                  (a) managing and overseeing the brokerage operations of the Employer;

                  (b) managing and overseeing the marketing operations of the Employer;

                  (c) management and oversight of employees of the Employer;

                  (d) leading senior level management and participating in Board meetings at the request of the directors; and

                  (e) use of his best efforts to carry into effect the policies, initiatives and directives of the Board.

Employee agrees that he shall devote no less than eighty (80%) percent of his working time to carrying out his duties and obligations hereunder. It is expressly acknowledged, however, that, subject to the preceding sentence, Employee shall be permitted to continue to be active in and pursue other business activities and opportunities (whether or not now existing) provided, that while employed hereunder he shall abide by the Restrictive Covenants set forth in Section 7 below. Moreover, and subject to the first sentence of this paragraph and the Employee's duty of loyalty to Employer, it is understood that Employee may engage in personal activities of a civic, charitable or educational nature and may manage his personal investments.

         4. Place of Performance. Employee's place of employment shall be Briarcliff Manor, New York ("Place of Performance") and shall not be changed without Employee's prior written consent.

         5. Compensation. As compensation for all of the services to be rendered hereunder, whether or not anticipated as being within the scope of this Agreement, Employer shall compensate Employee as follows.

                  (a) Employee's gross salary during the Employment Period ("Fixed Compensation") shall be as follows:

               (i)  upon entering into this agreement, $20,833;

               (ii) from October 30, 2005 to December 31, 2005, $46,875;

               (iii)from January 1 to December 31, 2006, $275,000;

               (iv) from January 1, 2007 to December 31, 2007, $300,000;

               (v)  from January 1 to December 31, 2008, $325,000; and

               (vi) from January 1, 2009 to December 31, 2009: $350,000;

payable in accordance with the Employer's regular payroll policies and subject to usual payroll deductions provided by law.

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

                  (b) During the Employment Period and beginning with the first month of the quarter in which the amount payable to Employee, pursuant to the Addendum to Master Services Agreement dated April 12, 2005, is fully paid, Employer shall pay Employee (i) cash compensation amounting to five percent (5%) of Gross Revenues of Employer, and (ii) stock compensation ("Stock Compensation") amounting to two percent (2%) of the Gross Revenues of Employer (together the "Variable Compensation"). Gross Revenue is defined as the total gross revenue related to any all aspects of the brokerage business, including incentive received from exchanges, based on generally accepted accounting principles. Stock will be granted at fair value at the date of grant. The Variable Compensation will be paid (in the case of cash) and issued (in the case of stock) on a quarterly basis. It is understood that shares of Employer's common stock constituting the Stock Compensation will be "restricted stock," as such term is defined in Rule 144 of the Securities and Exchange Commission.

                  (c) Employer shall issue common stock purchase options to Employee to purchase that number of shares of common stock equal to twenty percent (20%) of the number of shares of common stock issuable under warrants which become exercisable pursuant to any Order Flow Agreements. Order Flow Agreements being those agreements in which the Employer has agreed to issue warrants to an entity based on the volume of orders that such entity has placed with the Employer. Such options will be Non-Statutory Stock Options granted under Employer's 2004 Stock Option Plan (the "Plan") at fair value at the date of grant and will be fully-vested upon grant.

                  (d) Employer shall issue to Employee 5,000 common stock purchase options each time a firm registers with and executes its first 10,000 lots on Employer's OPEX platform. The total number of options issuable under this Section 5(d) will be limited to 2,500,000. Such options will be Non-Statutory Options granted under the Plan at fair value at the date of grant and will be fully-vested upon grant.

                  (e) Employee shall be entitled to paid annual vacation, personal leave and holidays in accordance with the policies of Employer. Employee will be entitled to participate in health, welfare, and pension plans and any other employee benefit plan of Employer on the same basis as such benefits are generally available to similarly situated employees of Employer.

                  (f) Employer will advance to or reimburse Employee for all reasonable travel and entertainment and other reasonable expenses incurred by the Employee in connection with his performance under this Agreement upon submission of written or printed receipts in accordance with Employer's usual and customary policy. Employer agrees that Employee's travel by first class air travel and by executive limousine ground transportation are reasonable expenses.

                  (g) Employer shall advance to or reimburse Employee for the annual or monthly premium of Employee's life insurance policy of one million dollars ($1,000,000) where the beneficiary is the Employee's estate (immediate family), provided that Employee submits to Employer a copy of the invoice for such premium upon request.

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

                  (h) Upon notice to be given to Employee not less than thirty
(30) days prior to the expiration of the Term, Employer shall have the right to require that Employee continue to abide by the Restrictive Covenants set forth in Sections 7(b) and (c) below following the expiration of the Term, in which case Employer shall continue to pay Employee his Fixed Compensation, at the rate in effect on the last day of the Term, in accordance with Employee's regular payroll policies and subject to usual payroll deduction provided by law, through the last day of the Restrictive Period (as defined in Section 7(b) below). For the avoidance of doubt, an early termination of this Agreement pursuant to
Section 6 below does not constitute the expiration of the Term.

         6. Early Termination. This Agreement may be terminated by either party at any time before the expiration of the Term in accordance with the terms and conditions set forth in this Section 6.

                  (a) If Employee resigns from his employment under this Agreement without Good Reason, as defined below, or if Employer terminates Employee's employment for Cause, as defined below, Employer shall have no financial obligation to Employee except to pay his Fixed Compensation through the date of termination and continue his employee benefits through such date. Employer shall give Employee written notice of a termination for Cause, and Employee shall give written notice to Employer of resignation for Good Reason. For purposes of this Agreement, "Cause" shall mean (i) the Employee's willful misconduct in the performance of his duties hereunder, provided that Employer shall have given written notice of such willful misconduct to Employee and Employee shall not have substantially cured such willful misconduct within fifteen (15) days after his receipt of such notice; (ii) a non-appealable conviction of a felony; (iii) issuance of a final consent decree, cease-and-desist or similar order against Employee prohibiting Employee from engaging in the securities and/or commodities business or (iv) Employee's breach of any of the Restrictive Covenants set forth in Section 7 below. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following: (A) Employer shall have materially defaulted in its obligations hereunder; (B) a material diminution in Employee's authority, or responsibilities, or (C) a change in Employee's Place of Performance without Employee's prior written consent.

                  (b) Upon the sale or merger or other business combination of Employer and another company or companies (excluding NYMEX Holdings, Inc. or its affiliates), Employee will be entitled to a lump sum payment of 50% of the unpaid Fixed Compensation should he desire not to be employed with the new or successor entity.

                  (c) If Employee becomes incapable, by reason of death or Disability, as defined below, of performing his duties under this Agreement, Employer may terminate Employee on the following terms. Employer will pay to him, or to a person duly authorized to act on his or his estate's behalf, a lump sum equal to the sum of any unpaid Fixed Compensation accrued to the date of termination (the "Section 6(d) Sum"). In such circumstances, payment of the
Section 6(d) Sum shall satisfy all financial obligations of Employer to Employee under this Agreement, but Employee's employment hereunder shall continue for the duration of the condition that occasioned the Disability, after which his employment for all purposes shall cease. For purposes of this Agreement, "Disability" shall mean the inability of Employee, by reason of physical or mental illness or injury, substantially to perform his duties hereunder for a period of time exceeding 180 days in the aggregate during any period of twelve consecutive months. Employer shall give Employee or a person duly authorized to act on his behalf written notice of a termination based on Disability.

                  (d) Employee shall have no duty to mitigate Employer's damages or losses, if any, with respect to any payments due him pursuant to this Section 6, by seeking or accepting other employment. Moreover, should Employee seek and accept other employment no amounts payable to Employee by a subsequent employer shall be deemed to offset to any amounts owed by Employer to Employee under this Agreement.

                  (e) For the avoidance of doubt, if either Employer terminates Employee's employment without Cause or Employee resigns for Good Reason, Employee shall be entitled to all amounts hereunder as though Employee continued to work until five (5) years after the Commencement Date.

         7. Restrictive Covenants. Employee acknowledges that the business in which Employer is engaged is intensely competitive and: (i) by reason of Employee's appointment and duties, he will be privy to substantial and vital confidential information of Employer, not generally published or available to the public, concerning the organization, business and affairs, products and technology, and customers of Employer, including but not limited to, business plans, operational methods, financial information and projections, technical processes and data, product development plans, research and development, lists of customers, interests and needs of customers, business plans and policies, overhead and cost information, profit margins, pricing methods or prices considered or actually charged, lists and records of sales and contracts, computer software applications and other programs, source codes, object codes, marketing techniques and materials, marketing and development plans, price lists, pricing policies, personnel information and other trade secrets (the "Confidential Information"); (ii) the disclosure of any of the foregoing to existing or potential competitors of Employer would place Employer at a serious competitive disadvantage and could do serious damage to the business of Employer; and (iii) by Employee's training, experience and expertise, Employee's services to Employer will be extraordinary, special and unique. Accordingly, Employee willingly agrees to be bound by the following restrictions:

                  (a) During the Term and at all times after the termination of Employee's employment with Employer for any reason (including the expiration of the Term), Employee shall not, directly or indirectly, whether individually, as an officer, director, employee, consultant, owner, investor, partner or stockholder of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein. Employee agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically or in any other manner to Employer at any time upon request by Employer and upon the termination of Employee's employment for any reason (including the expiration of the Term). Nothing contained in this Section 7(a) shall be deemed to preclude Employee from: (i) using his own general skills, knowledge and experience; (ii) using or disclosing any Confidential Information which becomes public through no fault of Employee; or (iii) disclosing Confidential Information pursuant to subpoena, court order or legal process, provided that Employee gives Employer advance written notice of the required disclosure so that Employer may, if it wishes, seek an appropriate protective order.

                  (b) During the Term and for a period of nine (9) months following the termination of Employee's employment with Employer for any reason (including the expiration of the Term if Employer makes the election contemplated by Section 5(h) above) (the "Restrictive Period"), Employee shall not, directly or indirectly, whether as officer, director, employee, consultant, owner, investor, partner or stockholder, be engaged in or have any financial interest in (other than an interest of less than five percent (5%) of the stock of a publicly traded company) or affiliation with or render any services to or for any person, firm, company or organization which provides "Competitive Services" (as defined below) to brokerage firms, other financial institutions providing energy brokerage services or clearinghouses, anywhere in the United States, it being understood and acknowledged by Employee that Employer conducts business and offers Competitive Services on a nationwide basis. The term Competitive Services shall mean natural gas and other energy brokerage services. Notwithstanding the foregoing, it shall not be a violation of this Section 7(b) for Employee to become an officer, director, employee, consultant, owner, investor, partner or stockholder of any person, firm, company or organization which provides "Competitive Services" if, and only if, Employee's primary responsibilities to or for such person, firm, company or organization do not involve, and do not in any significant manner relate to, providing Competitive Services to brokerage firms, other financial institutions providing energy brokerage services or clearinghouses, anywhere in the United States.

                  (c) During the Restrictive Period, Employee shall not, directly or indirectly, for his benefit or for the benefit of any person, firm or entity (other than Employer):

                           (i) cause or attempt to cause any Customer or
Prospective Customer of Employer on whom Employee called or with whom Employee became acquainted during employment with Employer to obtain Competitive Services from any person, firm, company or organization other than Employer or to cease doing business with, or reduce the amount of Competitive Services obtained from, Employer. For purposes of this Agreement, "Customer" shall mean any brokerage firm, financial institution, energy trader, hedge fund or other entity which was a customer of or had an account with Employer during the one (1) year period preceding Employee's termination of employment for any reason (including the expiration of the Term). For purposes of this Agreement, "Prospective Customer" shall mean any brokerage firm, financial institution, energy trader, hedge fund or other entity for which Employer had submitted a written proposal to provide services within the one (1) year period preceding Employee's termination of employment for any reason (including the expiration of the Term); or

                           (ii) enter into any partnership, limited liability
company, corporation, new or joint venture or similar arrangement with, or hire or retain or attempt to hire or retain, any person who is, or at any time during the one (1) year period preceding the termination of Employee's employment with Employer for any reason (including the expiration of the Term), was an employee of or consultant to Employer, without the prior written consent of the Employer, such consent to be within Employer's sole and absolute discretion.

                  (d) Employee acknowledges that the restrictions specified in this Section 7 are reasonable in view of the nature of the business in which Employer is engaged, Employee's position with Employer, and Employee's knowledge of Employer's business, and that any breach of this Section 7 may cause Employer irreparable harm for which there is no adequate remedy at law, and as a result of this, Employer will be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of Employer, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy Employer may have at law or in equity.

                  (e) Employee acknowledges and agrees that the duration and geographic scope of the covenants contained in this Sections 7 are fair and reasonable. Accordingly, Employee agrees that, in the event that any of the covenants contained in this Section 7 is nevertheless judicially determined to be unenforceable because of the duration or geographic scope thereof, the court making such determination is hereby directed to reduce such duration and/or scope to the extent necessary to enable such court to determine that such covenant is reasonable and enforceable, and to enforce such covenant as so amended.

                  (f) The provisions of this Section 7 shall survive the termination of Employee's employment for any reason (including the expiration of the Term) and this Agreement.

         8. Termination of Consulting Agreement. Upon execution of this Agreement, the Consulting Agreement, dated April 1, 2004 between the Employer and the Employee, which is pursuant to the Master Services Agreement, dated April 1, 2004, between the Employer and Capital Energy Services LLC, is terminated retroactively on October 15, 2005. However, all other terms of the Master Services Agreement, other than those relating to the Consultant, will remain unchanged.

         9. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and is to be construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws. Any action to enforce any term hereof shall be brought in the state or federal courts located in the City of New York, State of New York, to which jurisdiction and venue all parties hereby submit themselves.

         10. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by facsimile transmission, overnight mail service or by certified U.S. mail, addressed, in the case of Employee, to him at his residential address as reflected in the Employer's personnel records or, in the case of Employer, to 555 Pleasantville Road, South Building, Suite 110, Briarcliff Manor, NY 10510, or to such other address as Employee or Employer may designate in writing to the other party.

         11. Miscellaneous.

                  (a) This Agreement contains the entire agreement and understanding between the parties and supersedes all other prior agreements, discussions, negotiations, commitments, and understandings between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties concerning the subject matter hereof which are not fully expressed herein.

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

                  (b) No waiver by either party of or failure to assert any provision or condition of this Agreement by him or it to be performed or right to be exercised shall be deemed a waiver of such or similar or dissimilar provisions and conditions or rights at the same time or any prior or subsequent time.

                  (c) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representations. In no event may Employee assign any rights or duties under this Agreement and in no event may Employer assign any rights or duties under this Agreement without the prior written authorization of Employee, provided, however, that Employer may assign its rights under this Agreement in connection with any merger, consolidation or sale of substantially all of its assets subject to Section 6(b).

                  (d) Each in consultation with its respective legal counsel, Employer and Employee have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  (e) Employer shall indemnify and hold Employee harmless with respect to any liability, loss or expense, including reasonable attorneys' fees ("Loss") (Employee shall have the right to choose such attorneys, subject to the consent of Employer, which consent shall not be unreasonably withheld) incurred by him, as a result of any claim relating to or arising out of the performance of duties pursuant to this Agreement, provided, however, that if it is determined that the Loss arose as a result of Employee's willful misconduct or gross negligence, then Employee shall not be entitled to indemnification for such Loss and Employee shall be required promptly to return to Employer any amounts paid by Employer pursuant to this Section 11(e).

                  (f) In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof shall not in any way be affected or impaired thereby and any such provision or provisions shall be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

                    [Signatures appear on the following page]


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the year and day first above written.


                                    EMPLOYER

                                     Optionable, Inc.


                                     By:  /s/ Edward O'Connor
                                          ----------------------------
                                          Edward O'Connor, President



                                    EMPLOYEE

                                     Kevin P. Cassidy


                                     /s/ Kevin P. Cassidy
                                         ----------------------------
                                         Kevin P. Cassidy



                                     As to Section 8 only:

                                     CAPITAL ENERGY SERVICES LLC


                                     By:  /s/ Kevin P. Cassidy
                                          -------------------------------------
                                          Kevin P. Cassidy, Managing Director